CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have issued our report dated September 24, 2013, which accompanies the financial statements of MJP International Ltd. for the years ended June 30, 2013 and June 30, 2012, and for the period of inception, July 19, 2010, to June 30, 2013 which are included in the registration statement dated October 21, 2013. We consent to the inclusion in the registration statement of the aforementioned report.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

October 21, 2013	Chartered Accountants
Calgary, Canada